Exhibit 99.1

Lipocine Announces LPCN 2101 Abstracts Accepted for Presentation at AES 2025

SALT LAKE CITY, UT, August 26, 2025/PR NEWSWIRE/ — Lipocine Inc. (NASDAQ: LPCN), a biopharmaceutical company leveraging its proprietary technology platform to develop innovative products with effective oral delivery, today announced that two abstracts related to LPCN 2101 have been accepted for poster presentation at the 2025 American Epilepsy Society (AES) annual meeting to be held December 5-9 in Atlanta, Georgia. LPCN 2101 is in development for the potential treatment of epilepsy.

AES 2025 Annual Meeting: December 5-9, 2025

Atlanta, Georgia

Title:	Oral Toxicokinetics of a Bioidentical GABAA Receptor Modulating Neuroactive Steroid (NAS) Anti-seizure Medication (ASM) Candidate for Women with Epilepsy (WWE)

Author:	Joshua C. Weavil, Jonathan Ogle, Min-Jee Goh, Joel Frank, Samuel Akapo, Benjamin J. Bruno, Nachiappan Chidambaram, Anthony DelConte, Mahesh V. Patel

Date:	Sunday, December 7, 12:00 PM – 2:00 PM
Abstract Number:	2.331

Title:	Clinical Pharmacokinetics (PK) and Tolerability of a Novel Oral GABAA Receptor Positive Allosteric Modulating (PAM) Candidate for Epilepsy

Author:	Min-Jee Goh, Jonathan Ogle, Joshua C. Weavil, Joel Frank, Samuel Akapo, Benjamin J. Bruno, Nachiappan Chidambaram, Anthony DelConte, Mahesh V. Patel

Date:	Monday, December 8, 2025, 12:00 PM – 1:45 PM
Abstract Number:	3.354

Abstracts are embargoed from the AES online abstract database until Monday, November 24, 2025.

About Lipocine

Lipocine is a biopharmaceutical company leveraging its proprietary technology platform to develop innovative products with effective oral delivery. Lipocine has drug candidates in development as well as drug candidates for which we are exploring partnerships. Our drug candidates represent enablement of differentiated, patient friendly oral delivery options for favorable benefit to risk profile which target large addressable markets with significant unmet medical needs.

Lipocine’s clinical development candidates include: LPCN 1154, oral brexanolone, for the potential treatment of postpartum depression, LPCN 2101 for the potential treatment of epilepsy, LPCN 2203 an oral candidate targeted for the management of essential tremor, LPCN 2401 an oral proprietary anabolic androgen receptor agonist, as an adjunct therapy to incretin mimetics, as an aid for improved body composition in obesity management and LPCN 1148, a novel androgen receptor agonist prodrug for oral administration targeted for the management of symptoms associated with liver cirrhosis. Lipocine is exploring partnering opportunities for LPCN 1107, our candidate for prevention of preterm birth, LPCN 1154, for rapid relief of postpartum depression, LPCN 2401 for obesity management, LPCN 1148, for the management of decompensated cirrhosis, and LPCN 1144, our candidate for treatment of metabolic dysfunction-associated steatohepatitis (MASH). TLANDO, a novel oral prodrug of testosterone containing testosterone undecanoate developed by Lipocine, is approved by the FDA for conditions associated with a deficiency of endogenous testosterone, also known as hypogonadism, in adult males. For more information, please visit www.lipocine.com.

SOURCE Lipocine Inc.

For further information:

Krista Fogarty

Phone: (801) 994-7383

kf@lipocine.com

Investors:

PJ Kelleher

Phone: (617) 430-7579

pkelleher@lifesciadvisors.com